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                                                                     Exhibit 3.2

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES F PREFERRED STOCK
                                       OF
                      DIPLOMAT DIRECT MARKETING CORPORATION

         Pursuant to Section 151 of the Delaware General Corporation Law, Diplomat Direct Marketing Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board, by a Unanimous Written Consent dated March 8, 1999, adopted the following resolution authorizing the creation and issuance of a series of 33,000 shares of Series F Preferred Stock, (the "Series F Preferred Stock" or the "Series"), which resolution is as follows:

                RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby creates a series of 33,000 shares of Series F Preferred Stock, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, preferences and relative, participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock of all series, if any) as follows:

                  1. Designation. The shares of the Series shares shall be designated "Series F Preferred Stock", and the number of shares constituting the Series shall be 33,000.

                  2. Dividends. Holders of the Series F Preferred Stock (the "Holders") shall be entitled to an annual cumulative dividend of (i) ten percent (10%) of the Liquidation Value of the Series F Preferred Stock for a period of ninety (90) days commencing on the date of issuance, the dividends being payable monthly in areas and (ii) thereafter eighteen percent (18%) (or the maximum interest rate payable under the law in New York State if said interest rate is lower than eighteen percent), the dividends being payable annually in arrears. Dividends will be payable in cash. Dividends payable for any period less than a full year, will be computed on the basis of a 360 day year with equal months of 30 days.

                  3. Liquidation.

                           (a) Liquidation Preference. Upon any liquidation,
dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after provision for the payment of creditors, the Holders shall be entitled to be paid an amount equal to $100.00 per share ("Liquidation Value") of Series F Preferred Stock held, before any distribution or payment is made upon any shares of Common Stock and any other series of stock junior to the Series F Preferred Stock but subject to the prior preferences of any series or class of stock of the Corporation senior to the Series F Preferred Stock.


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                           (b) Ratable Distribution. If upon any liquidation,
dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of such Series F Preferred Stock, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to any senior stockholders shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Holders.

                           (c) Corporate Changes. The sale, lease or exchange of
all or substantially all of the Corporation's assets or the merger or consolidation of the Corporation which results in the holders of Common Stock of the Corporation receiving in exchange for such Common Stock cash, notes, debentures or other evidences of indebtedness or obligations to pay cash, or preferred stock of the surviving entity which ranks on a parity with or senior to the Series F Preferred Stock as to dividends or upon liquidation, dissolution or winding-up shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3(c). In the case of mergers or consolidations of the Corporation where holders of Common Stock of the Corporation receive, in exchange for such Common Stock, common stock or preferred stock in the surviving entity (whether or not the surviving entity is the Corporation) of such merger or consolidation, or common stock or preferred stock of another entity (in either case, such preferred stock to be received in exchange for common stock is herein referred to as "Exchanged Preferred Stock"), which is junior as to dividends and upon liquidation, dissolution or winding up to the Series F Preferred Stock, the merger agreement or consolidation agreement shall expressly provide that the Series F Preferred Stock shall become preferred stock of such surviving entity or other entity, as the case may be, with the same annual dividend rate and equivalent rights to the rights set forth herein; provided however that if the Exchanged Preferred Stock is to be mandatorily redeemed in whole or in part through the operation of a sinking fund or otherwise the merger or consolidation agreement shall expressly provide that, or other provisions shall be made so that, all shares of the Series F Preferred Stock shall be mandatorily redeemed prior to the first mandatory redemption of the Exchanged Preferred Stock; and provided further, that in the event the Corporation or an affiliate of the Corporation optionally redeems or otherwise acquires any or all of the then outstanding shares of Exchanged Preferred Stock, the Corporation shall redeem all shares of Series F Preferred Stock. In the event of a merger or consolidation of the Corporation where the consideration received by the holders of common stock consists of two or more types of the consideration set forth above, the holders of the Series F Preferred Stock shall be entitled to receive either cash or securities based upon the foregoing in the same proportion as the holders of common stock of the Corporation are receiving cash or debt securities, or equity securities in the surviving entity or other entity.

                  4. Redemption. The Company may at any time it may lawfully do so, redeem in whole or in part the Series F Preferred Stock by paying in cash therefore a sum equal to the liquidation value of each share of Series F Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all unpaid dividends on such shares ("Redemption Price").


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                  5. Voting Rights. Except as required under Delaware law, the
Holders shall not have any right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any proceeding or meeting of the stockholders.

                  6. Conversion Rights. The Series F Preferred Stock shall, at any time, be convertible into Common Stock at the option of the Holder and upon such conversion the Holder shall receive for each share of Series F Preferred Stock such number of shares of Common Stock as is equal to the Liquidation Value of each share divided by the closing bid price of the Common Stock on the date of issuance of said Series F Preferred Stock.

                  7. No Preemptive Rights. No holders of Series F Preferred Stock, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation, whether now or hereafter authorized.

                  8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series F Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The Shares of Series F Preferred Stock shall have no preemptive or subscription rights.

                  9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  10. Severability of Provisions. If any right, preference or limitation of the Preferred Stock set forth in this Certificate (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                  11. Status of Reacquired Shares. Shares of Series F Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Series F Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.


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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate to be signed in its name and on its behalf by its President and attested to this ___ day of MARCH, 1999.


                                        DIPLOMAT DIRECT MARKETING CORPORATION



                                            By:______________________________
                                              Jonathan Rosenberg, President
                                              and Chief Executive Officer

ATTESTED



_______________________
Stuart Leiderman,
Secretary












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